CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance

George Glatfelter

Glatfelter — Chairman & CEO

John Jacunski

Glatfelter — Senior VP & CFO

Dante Parrini

Glatfelter — Exec. VP & COO

CONFERENCE CALL PARTICIPANTS

Mark Connelly

Credit Suisse — Analyst

Ian Zaffino

Oppenheimer — Analyst

Christopher Chun

Deutsche Bank — Analyst

Bruce Klein

Credit Suisse — Analyst

Bruce Wilcox

Cumberland Associates — Analyst

Mark Divario

Zion Global — Analyst

Mark Wilde

Deutsche Bank — Analyst

PRESENTATION

Operator

Good morning. My name is Henry, and I’ll be your conference operator today. At this time, I’d like to welcome everyone to Glatfelter’s fourth quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. [OPERATOR INSTRUCTIONS]. Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance

Thank you, Henry. Good morning, and thank you for attending today’s call. My name is Glenn Davies and I’m with Glatfelter’s Corporate Finance Group. Here with me this morning is George Glatfelter, our Chairman and Chief Executive Officer; John Jacunski, our Senior Vice President and CFO; and Dante Parrini, Executive Vice President and Chief Operating Officer.

Shortly, you will hear comments from each of these individuals, but before we begin, I’d like to make a few comments. First, during today’s call, we will be referring to adjusted earnings. This is considered to be a nonGAAP financial measure since it excludes from earnings the effects of certain nonrecurring items. In this morning’s release, we provided a reconciliation of adjusted earnings to our GAAP based results, together with a discussion of why we use adjusted earnings. The earnings released, together with the reconciliation, is available on the Investor Relations page of our Corporate website, glatfelter.com.

I’d also like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2005 annual report filed with the SEC for important factors that could cause actual results to differ materially from any results which might be projected, forecasted, or estimated in any of our forward-looking statements.

And lastly, in this morning’s release, we announced the availability of slides intended to supplement the information that we will discuss on today’s call. For those of you listening on the phone, and if you haven’t already done so, the slides can be obtained by visiting our Investor Relations web page. Those of you listening today through the webcast can access the slides directly through the webcast link. Although we will not necessarily speak to each slide in the order they appear, we may refer to them as we comment on our results to enhance our understanding of this morning’s discussion. I’d now like to turn the call over to you, George.

George Glatfelter - Glatfelter — Chairman & CEO

Thank you, Glenn. I’d like to first welcome our listeners to this morning’s call, and thank you for your attendance and for your interest in Glatfelter.

Earlier this morning, we issued our earnings release for the fourth quarter of 2006. I hope you’ve had the opportunity to review it. As has been our practice for the past several quarters, I’ll provide some introductory remarks about our overall business, then John will discuss our financial performance in more detail. Finally, Dante will provide further insight into the quarter from an operational perspective.

This morning, we reported fourth quarter net income of $15 million, or $0.33 per share. When you adjust for unusual noncore business items, such as the Timberland sales, insurance recoveries, and shutdown charges, our fourth quarter results improve significantly compared to a year ago. This solid performance boils down to four key accomplishments. First, we experience strong improvement in our legacy, Composite Fibers, and Specialty Papers businesses. Secondly, we’re making progress integrating the Chillicothe acquisition, and with recent regulatory clearance of the Lydney mill, we’re aggressively undertaking integration activities in that business as well. Third, our EURO Cost Reduction Program has been fully implemented, and we’re realizing the anticipated benefits nearly a year ahead of schedule. And finally, we achieve our Timberland sales target for the fourth quarter, and we continue to expect that we’ll meet our overall goals for the plant.

These accomplishments underscore our continued execution on the strategy that we announced in 2005 to create a new Glatfelter. As you may recall, with this strategy, we’re focused on improving the performance of our core legacy businesses, growing our business through the successful integration of acquisitions, and maximizing the value of our Timberland holdings to satisfy current cash needs and optimize our long-term results. I believe this strategy is delivering results. By remaining focus on these goals, we believe this strategy will continue to drive shareholder value creation.

Before we move to our overall fourth quarter highlights, let me spend a moment just providing more details regarding our progress with the Lydney and Chillicothe acquisitions. During the quarter, we achieved a significant milestone with the early and unconditional clearance from the European Commission of the Lydney mill acquisition. We’re now implementing our integration plans for this mill, and we’re on track to realize the financial — expected financial benefits. We continue to estimate that Lydney will increase our EBITDA by approximately $11 million annually, beginning at the end of this year.

With regard to Chillicothe, our focus on operational improvement is enabling us to move past many of the challenges we discussed on our last call. In fact, over the last few months, we’ve experienced significant improvements at Chillicothe as detailed on slides 11 and 12 of today’s supplemental presentation. As expected, Chillicothe was slightly accretive in 2006. For 2007, our accretion expectations remain unchanged at $0.45 to $0.50 per share. The benefits that we are realizing from both Chillicothe and Lydney confirm our belief that these acquisitions were the right strategic transactions for our Company. We realize that the integration of these two acquisitions remains critical for achieving our long-term growth goals, but that’s only part of the story.

Our success also depends on our legacy business, and as I mentioned, we’ve had solid performance here as well. During the quarter, we experienced a strong pricing environment for both Specialty Papers and Composite Fibers, and enjoyed significantly improved shipping volume for the Composite Fibers business unit. We’re also active in executing our Woodlands Monetization plan. A year ago, we announced a strategy to sell a substantial portion of our timberlands, and as you know, we expanded our original program to include an additional 20,000 acres located in Pennsylvania. During the fourth quarter, we completed $14 million of Timberland sales, and we’re targeting another $50 million in 2007. The proceeds of any Timberland sales are currently required to be used to reduce our debt.

To conclude my opening remarks, I think it’s important to note that our vision of becoming the global supplier of choice and Specialty Papers and engineered products is becoming a reality. And our legacy business is performing well, our Woodlands plan is on track, the Chillicothe integration is progressing, and the Lydney acquisitions approval allows us to move forward with those integration efforts. I’d now like to ask John Jacunski to provide a more indepth discussion of the fourth quarter. John?

John Jacunski - Glatfelter — Senior VP & CFO

Thank you, George. For the fourth quarter, we reported net income of $15 million, or $.33 per share. After adjusting for Timberland sales, acquisition integration costs, and shutdown and restructuring charges, as outlined in our earnings release, we earned $10 million, or $0.22 per share. This compares to adjusted earnings of $5.6 million dollar, or $0.12 per share in the fourth quarter of 2005. As shown on slide 5, for those of you with access to the slides on our web site, overall, the primary drivers on the change in earnings on this basis in the quarter-to-quarter comparison were operating income from Specialty Papers increased EPS by $0.11, operating income from Composite Fibers increased EPS by $0.05, increased interest expense primarily due to the debt incurred to finance the acquisitions reduced earnings per share by $0.05, and a tax rate differential decreased EPS by $0.02.

Operating income for Specialty Papers was $8.3 million, an increase of $6.2 million in the quarter-over-quarter comparison as shown on slide 8. These results were driven by an increase in selling prices of $5.4 million, offset somewhat by higher pulp prices of $800,000. The Chillicothe facility generated operating income of $3.3 million, with $500,000 of that coming from the higher selling prices on book products. In our Composite Fibers business unit, operating income was $6.2 million, an increase of $3 million from the fourth quarter of 2005. As shown on slide 14, this increase was driven primarily by an 8% increase in shipping volume ,excluding the impact of the Lydney acquisition, and the benefits of our EURO Cost Reduction Program, which totaled $2 million during the quarter. These benefits were offset by generally higher cost environment, including a $1.9 million increase in raw material and energy costs. The Lydney facility broke even this quarter. In total, the Chillicothe and Lydney acquisitions were accreted to earnings by $0.02 per share during the quarter.

Our tax rate on adjusted earnings was 22% during the quarter. This effective tax rate was driven primarily by the resolution of certain tax matters, and the effect of tax credits that were passed into law during the quarter. At a normal effective rate of 35%, our EPS would have been reduced by $0.04 during the quarter. Our fourth quarter results include on an after-tax basis $1.8 million of acquisition integration costs, and $1.2 million of charges related to our EURO Program, and for the shutdown of the Neenah facility. We expect additional integration costs for both Lydney and Chillicothe totaling approximately $3 million to $4 million on a pretax basis in the first half of 2007.

Our total charge this year related to the Neenah facility shutdown was approximately $54 million, of which approximately $33 million is noncash. During the quarter, we paid $2.9 million of cash related to the shutdown costs. No further charges are expected in 2007 related to the shutdown. Capital expenditures for 2006 total $44.5 million, and are estimated to be $35 million to $40 million for 2007.

Turning to the balance sheet, our net debt as of December 31st was $376 million, a decrease of $25 million since September 30th. Our debt to total capital at the end of 2006 was approximately 50%. We expect to reduce our debt going forward with cash generated from operations and proceeds from our Timberland sales. This concludes my comments on our financial results. Dante will now provide comments about our business unit performance.

Dante Parrini - Glatfelter — Exec. VP & COO

Thank you, John, and good morning. Let’s start with Composite Fibers. Fourth quarter 2006 net sales were approximately 66% ahead of the same quarter a year ago, which is due to the Lydney acquisition and strong volumes across all segments. Selling prices were essentially unchanged in the comparison reflecting a more stable pricing environment. Unit volumes overall were up by approximately 41% in the quarter-to-quarter comparison, or approximately 8% when adjusted to exclude Lydney. In Food and Beverage, our largest market segment, volumes were up by 84%, or 2% after adjusting for the Lydney acquisition. Each of the other segments in Composite Fibers performed well during the quarter, each generating in excess of 9% volume growth.

On a constant currency basis, pricing has remained relatively stable for the past few quarters. And our EURO Program, which is designed to improve Composite Fibers’ financial performance, contributed $2 million during the quarter and $8.3 million for the year. I’m pleased to report that we were able to achieve our projected annual financial benefits a year ahead of schedule.

As for near-term demand and pricing outlook, demand for Food and Beverage products is expected to remain strong throughout 2007. Near-term demand for overlay products is expected to remain relatively consistent with current levels, and sales of metalized papers and technical specialties look strong through the first half of 2007. From a pricing standpoint, we anticipate stable prices.

Now let’s move to our Specialty Papers business unit. Fourth quarter performance net sales were up approximately $93 million, reflecting the inclusion of Chillicothe this year. Adjusting to exclude the impact of this acquisition, net sales were up 9% due to stronger pricing conditions that contributed $5.4 million versus the same quarter a year ago. Specialty Papers volumes increased 51%, which is all due to the Chillicothe acquisition. Without Chillicothe, volumes were up slightly in this business unit.

Now I’ll offer more specific comments by market. Book publishing revenues were up 11% and unit volumes were up 8%, largely due to a stronger pricing environment and strong market demand for our products. In carbonless, volumes shift declined 11%, due to expected market attrition and exiting some unprofitable export business. Revenues were down 9% compared to the same period a year ago, reflecting slightly improved pricing. Envelope and converting papers; revenues were up 11%, which reflects improved pricing in the white papers market, and unit volumes were flat in the quarterly comparison.

As for engineered products, revenues were down 5% and unit volumes down 8% from Q4 last year, as we adjusted our portfolio to call some lower margined business. As for near term demand and pricing outlook, our backlogs remain solid as we enter the first quarter. Pricing is stable across most product lines. And we do expect the previously announced carbonless price increase to be fully implemented during the second quarter of 2007, which is projected to have a $6 to $8 million dollar financial impact for the year. In the area of new product development, during the fourth quarter 2006, approximately 50% of our net revenue came from products less than five years old, which is consistent with our previously stated target. For the year, we finished at 53%.

Now a few comments on mill operations. We completed regularly scheduled maintenance outages at each mill during the fourth quarter, which is consistent with past practice. We had no extraordinary projects scheduled. Composite Fibers, operations in Germany, France, and England ran well, and benefited from much higher volume during the fourth quarter of 2006 compared to last year. During the fourth quarter, we did experience higher input costs primarily related to energy and fiber compared to a year ago. As for Specialty Papers, the Spring Grove facility performed very well during the fourth quarter.

I would now like to focus more time on Chillicothe. At the end of the third quarter, we discussed our plan designed to improve Chillicothe’s operations. This plan is focused on accelerating training for book paper production and process improvement, reinvigorating and enhancing the most preventative maintenance program to reduce unplanned down-time, and completing previously planned capital investments of approximately $3.8 million during the fourth quarter ‘06 and the first quarter ‘07 to improve performance. During the fourth quarter, we made progress implementing this plan, and we are seeing some of the benefits. I’m pleased with the progress demonstrated in both book paper production and total mill production volumes at Chillicothe. As shown as slides 11 and 12, book paper production volume has increased by 25% over the past two months, and total mill production volume has improved by 7% during the same period.

We made progress in enhancing the mill’s preventive maintenance program. That increased uptime by more than 3% during the fourth quarter versus the third quarter. And we completed previously planned capital projects that included the relocation of the winder from the Neenah, Wisconsin mill, and the insulation of color measurement equipment that resulted in improved book paper yields of 7 percentage points during the quarter compared to third quarter performance. Now that we’ve achieved our production level targets, we’re focused on improving Chillicothe’s cost efficiency and overall profitability.

During the second quarter of 2007, we will be completing regularly scheduled maintenance outages at both Chillicothe and Spring Grove. And as we stated in our release, it’s expected to have a $0.22 to $0.24 per share impact during the second quarter. This is slightly higher than the range we previously estimated primarily due to higher purchase pulp prices. That concludes my comments. I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman & CEO

Thank you, Dante. As you can see, we’re committed to our operations improvement plan at Chillicothe, and we are beginning to see results. Now that the Lydney situation is settled, we will vigorously pursue the synergies available there.

Looking at the broader picture, we end this period with Glatfelter strongly positioned. We’re well placed in key markets in Specialty Papers and engineered products, and by more fully integrating the Lydney mill’s operations into our Composite Fibers business, we’re working to expand our global footprint in these key markets. We made additional cost reductions and enhanced business processes through initiatives such as our successful EURO Program. And through the monetization of our nonstrategic Timberland assets, our balance sheet remains in good shape.

In conclusion, these are exciting and they’re challenging times for the Glatfelter Company. Those of you who have participated in past calls have often heard me reference a few things that matter the most to our success. As I look into 2007, these few things are to aggressively integrate the Lydney mill and continue to improve Chillicothe’s operations so that we can deliver on the promises that we made, continue to build on the strong performance of our legacy business, and finally make smart and timely decisions to maximize the monetary value of our Timberland space. We believe that our market advantages, strategic initiatives, and additional contributions from our acquisitions have successfully positioned our Company for long-term growth. Again, allow me to thank you for your interest in our Company, and at this point, we’ll be happy to answer your questions. Henry?

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS]. We’ll pause for a few moments to compile the Q & A roster. Your first question is coming from Mark Connelly of Credit Suisse. Please go ahead.

Mark Connelly - Credit Suisse — Analyst

Thank you. A couple of questions, maybe first to Dante. With respect to Chillicothe, your charts show you are above target. I wonder if you could talk to us about what that means sort of practically. Should we assume that you will at some point move back towards the target, or are we going to stay up here? Second question is, what is does the mix look like versus sort of the targeted mix that you’re hoping to get in? And third, can you give me a little bit of a sense of where you think you are in terms of getting to the targets that you’ve set in terms of goals for yourself in costs on that mill? Is that enough questions?

Dante Parrini - Glatfelter — Exec. VP & COO

Yes. Any more? Okay. Let me see if I can knock these out one at a time. Regarding production volume targets, very pleased with performance there, and there’s no intent for us to back slide. So the mill can support that level of production volume to the extent that we can continue even growing that in a way that’s consistent with meeting market demand in our chosen markets, we’ll continue to press ahead.

As it pertains to mix, that mill largely produces carbonless products, both sheet and roll stock, as well as book publishing papers, and there is a bit of seasonality in the mix, and we spoke about that on our last call. I would say, generally speaking and directionally speaking, our mix is pretty close to where we had planned it to be.

And as it pertains to targets, we have a long list of targets. So I would say that we’re at various stages of satisfaction and accomplishment, depending on which part of the operation we look at. I think as previously stated, we’re pleased with the progress we made on production volume. That’s enabled us to meet market demand and keep our customers happy. And now we’re even more acutely focused on addressing our cost efficiency and overall profitability of the mill by focusing on areas like continued yield improvement, fiber balance and optimization, chemical consumption, and things of that nature. Hopefully that gives you some color as to what you were looking for.

Mark Connelly - Credit Suisse — Analyst

Very helpful. I don’t know if this question’s for you or not, Dante, but with respect to innovation in the pipeline, I’m just curious whether the need to shift more resources to Chillicothe has pulled people off of some of those teams that are putting together new products, and whether we might see a dip in the pipeline, or do we need to be concerned about that?

Dante Parrini - Glatfelter — Exec. VP & COO

That’s a fair question. I’m not concerned about the allocation of time and people’s resources, Spring Grove versus Chillicothe, because we do have a business unit focussed, new product development organization and look at it more holistically. I would say practically speaking, the issues in 2006 had to do more with the underperformance of mill production volumes, and if you don’t make it, you can’t sell it. So we had to prioritize our existing customers in existing markets, and focus on that first. The new product development pipeline and engine is still alive and well, and we’re very actively working on developing what’s next for our markets and our customers. So no real concern there.

Mark Connelly - Credit Suisse — Analyst

One last question for George. And I know you really can’t answer this one, but I’m hoping you can give us some color. I’m trying to get a sense of how you guys might be thinking about the dividend these days. You’ve got a tree sale process that is going to strengthen the balance sheet. The operations look like they’re headed in a good direction now. I’m just trying to get a sense of where a dividend increase might fall in your relative priorities?

George Glatfelter - Glatfelter — Chairman & CEO

Well, good morning, Mark, and you’re right. I can’t give you the answer that you’d like to have. I will tell you that with the business now more strongly positioned, and with the quality of the asset base we have, I think that we’ve got broader flexibility to return value to shareholders in any form, and I won’t go into more specifics in that regard. We continue to look at all these things, and we remain open, have an open mind to any and all of them. So I think what you can look for us to do going forward is to continue to keep all of these components of shareholder value creation front and center, and as I mentioned, I think the operating platform of the Company is better positioned than it probably was a year ago to actively consider those things.

Mark Connelly - Credit Suisse — Analyst

Very helpful, George. Thank you.

Operator

Thank you. Your next question is coming from Ian Zaffino of Oppenheimer. Please go ahead.

Ian Zaffino - Oppenheimer — Analyst

Thank you. Couple questions here. First one, how many acres of land do you have left up for sale at the beginning of this year, and how do you think that’s going to flow through throughout the year, is anything under contract, in the works, or how do we get a little bit better visibility of how sales will progress? And I have a follow-up.

George Glatfelter - Glatfelter — Chairman & CEO

Yes, thank you, Ian. This is George. We’ve got approximately 75,000 acres remaining. Since the inception of the program, we’ve sold about 38,000 of that. It generated about $132, $133 million. I think it’s important to understand that these aren’t mountain ranges in the Pacific Northwest. They are tracks and parcels of land that are spread throughout the Northeast or Central Eastern corridor. And so we are aggressively looking at how to best monetize each one of these different tracts, and frankly, there are different opportunities for different tracts. I will tell you that every one of the remaining acres that reflect the HBU properties and the 20,000 acres that we identified in Pennsylvania are under active marketing at this point. You may have noticed, in fact, in “The Journal”, I guess it was Tuesday or Wednesday, an advertisement for attractive properties in central Pennsylvania. So it’s difficult for me to give you a formulaic response to what might happen when. We tend to really focus on generalizing that. The number that we gave you was $50 million in 2007. We stand behind that number, and we have a confidence that we can achieve it.

Ian Zaffino - Oppenheimer — Analyst

I guess to ask the question differently, how many acres are up for sale right now?

George Glatfelter - Glatfelter — Chairman & CEO

Of the remaining acres?

Ian Zaffino - Oppenheimer — Analyst

Yes.

John Jacunski - Glatfelter — Senior VP & CFO

We have 55,000 acres that remain for sale, and when you say up for sale, there are a variety in all three states that are actively on the market, and we are — we discuss with interested parties the other acres. So in a sense, they’re all on the market. Some are a little bit more actively marketed than others, but we’re in the process of looking at all of them.

George Glatfelter - Glatfelter — Chairman & CEO

It’s just, again, to give a little greater clarity of that. Of the 75, John talked about 55,000 of those. Those are either HBU, or or higher value properties. The remaining 20% reflect more pure timberlands.

Ian Zaffino - Oppenheimer — Analyst

Right. Okay. And then I think you gave the Chillicothe accretion number for the fourth quarter. Do you have it for the full year?

John Jacunski - Glatfelter — Senior VP & CFO

Yes. We were at $0.03 accretive in the fourth quarter, and $0.03 accretive for the year.

Ian Zaffino - Oppenheimer — Analyst

Okay. So it was $0.03 for the year. Okay. So we should see $0.42 to $0.47 of additional accretion year-over-year?

John Jacunski - Glatfelter — Senior VP & CFO

That’s right.

Ian Zaffino - Oppenheimer — Analyst

Thank you.

Operator

Thank you. Your next question is coming from Christopher Chun of Deutsche Bank. Please go ahead. Mr. Chun, your line is live.

Christopher Chun - Deutsche Bank — Analyst

Oh, I’m sorry. Can you hear me now?

George Glatfelter - Glatfelter — Chairman & CEO

We can hear you.

John Jacunski - Glatfelter — Senior VP & CFO

Yes, we can.

Christopher Chun - Deutsche Bank — Analyst

Good morning. I just wanted to ask what the year-over-year impact in ‘07 is likely to be from Lydney. You talked about, I believe, $9 million of operating income that you’re expecting?

John Jacunski - Glatfelter — Senior VP & CFO

In our release, I think we indicated that we expect $9 million of operating income on an annualized basis starting in the fourth quarter, so our previous — that’s consistent with our previous estimates. We had previously said that we would achieved that during ‘07, or for the full year of ‘07, but given the European Commission review and the delay in our ability to integrate, we had previously said we would not be able to meet that. So we expect to reach that run rate in the fourth quarter.

Christopher Chun - Deutsche Bank — Analyst

So the $9 million run rate should be by the end of ‘07 then?

John Jacunski - Glatfelter — Senior VP & CFO

Right. In the fourth quarter. So you will see our results ramping up throughout the year, and hitting that $9 million run rate in the fourth quarter.

Christopher Chun - Deutsche Bank — Analyst

Okay. So the year-over-year impact may be about half of that then?

John Jacunski - Glatfelter — Senior VP & CFO

Yes. We’re in a ramp up, so I think that’s in that ballpark, yes.

Christopher Chun - Deutsche Bank — Analyst

Right. Okay. And then looking beyond ‘07, I’m wondering if you could talk a little bit about what the — sort of the overall opportunity from Lydney might be, whether it might be further opportunities beyond ‘07, or benefits that you can derive from that acquisition to your existing businesses or whatever? Can you talk about sort of an order of magnitude there?

George Glatfelter - Glatfelter — Chairman & CEO

Good morning, Chris. This is George. I think what — I’ll try to frame it for you the best way that I can. The acquisition of Lydney allowed us to significantly expand our global footprint, specifically in the area of Food and Beverage products, which is a very, very high margin business for Glatfelter. It also allowed us to present a much fuller range of products to our customers than we were previously able to do. With respect to what the future holds, I think that as we’ve indicated before, we expect to be able to generate a substantial amount of synergy through consolidation of the Lydney facility into the broader Composite Fibers business unit. I think that we will actively look to managing the mix to ensure that products are produced at the most efficient location, geographically and from a manufacturing point of view, and I think really, the thing that excites me the most is being able to broaden the global footprint to unearth opportunities to market these products in parts of the world that we may not have had a presence in before. So that’s how I would address your question on a general level.

Christopher Chun - Deutsche Bank — Analyst

Okay. Thanks, George. Your release talked about 16% organic volume growth in Composite Fibers for ‘06, which seems like a pretty big number. Can you talk about what drove that?

Dante Parrini - Glatfelter — Exec. VP & COO

Well, this is Dante, Chris. We talked about continued growth in all four segments of at least 9% in the fourth quarter, and we had pretty strong performance year-over-year across all four of the segments. Food and Beverage, clearly, we established a much stronger value proposition, and that appeals to many of our customers around the world. The area of composite laminates, we participate in two different segments that are both growing segments. The laminate flooring segment, as well as the furniture segment. In Food and Beverage, we are also a very strong participant in the coffee pot and pad segment, which continues to grow at double digits. And we were very successful with a number of new products in our Technical Specialties that introduced us to new customers and new niches that we were able to capitalize on. So I would say overall performance well across all segments with metallized, we also did well with very large printers and brewers as they begin to focus more time and attention on packaging and marketing of their beverages and gravitating toward metallized labels, and we have the reputation as the top quality producer in that particular segment.

Christopher Chun - Deutsche Bank — Analyst

Okay, Dante. Finally, I’d like to ask a question about book paper volumes. If you just look at the AF&PA’s data on North American uncoated presheet book paper volumes, you see a pretty significant decline year-over-year, and yet that doesn’t seem to be impacting your volumes too much. Can you talk about what’s going on there?

Dante Parrini - Glatfelter — Exec. VP & COO

Sure. I’m going to give you a three-component answer. One, I’m sure you view AF&PA data as we do, as a directional set of data. Sometimes classification issues, and whether Canada’s included and not included, can skew some of your numbers. I’ll also say that book has been a core of what Glatfelter does, and we have clearly established ourselves as a market leader for quite some time.

And we’re committed to strengthening our value proposition to that segment as well, vis-a-vis the Chillicothe acquisition and the shutting down of the Neenah, Wisconsin facility. So I think as customers look at the landscape of potential suppliers, and customers don’t like uncertainty, they view our commitment, where we put our money where our mouth was, as a very reassuring step toward long-term supply viability.

The third piece of data is — there’s some Association of American Publishers data that talked about some of the segments that we participate most actively in. Hard cover adult trade was up about 4% year-over-year in terms of dollar sales. The higher Ed space where we also play college textbooks is up about 3% year-over-year, and also on the University Press and professional scholarly segments, we had 2% to 4% year-over-year volume, or revenue increases. So the places where we picked our spots had a reasonably good 2006, and I believe our value proposition is received well by the market.

Christopher Chun - Deutsche Bank — Analyst

That’s very helpful. Thanks, Dante.

Dante Parrini - Glatfelter — Exec. VP & COO

Yes.

Operator

Thank you. Your next question is coming from Bruce Klein of Credit Suisse. Please go ahead.

Bruce Klein - Credit Suisse — Analyst

Hi, good morning. I was wondering I guess in volume in Composites was very strong. Was it 8%? I was wondering if you can provide a little more help on what drove that?

Dante Parrini - Glatfelter — Exec. VP & COO

Yes. This is Dante. The composite laminate segment Q4 ‘06 versus Q4 ‘05 I think is what you are referring to. And again, I would say that the overall growth of laminate products in Europe and North America, a little bit in South America, combined with some of the supply uncertainty within some of the European producers created opportunities for us to grow our volume. And we took advantage of that.

Bruce Klein - Credit Suisse — Analyst

Okay. And then I guess some of the commodity [inaudible] stuff is softer in the last couple months. Has any of that leaked into some of your envelope converting or book publishing? You mentioned, I think, pricing has been up, but has I guess year-over-year. Have you seen any weakness there, or no, and why not?

Dante Parrini - Glatfelter — Exec. VP & COO

Not really. If I look at our average selling price per ton quarter-to-quarter, we’ve held very constant. I think it speaks to the more specialty niches in the uncoated segment that we participate in. We don’t have a whole lot of exposure to commodity white papers.

Bruce Klein - Credit Suisse — Analyst

Okay. That’s good to hear. And lastly, the Timberland sales, I don’t know if you talk — I assume if the market was strong, I assume that your forecast of the multiple years could be theoretically shorter if you got the right indications or offers. Is that fair, or — ?

George Glatfelter - Glatfelter — Chairman & CEO

Sure, Bruce, this is George. On a theoretical basis, it’s fair. And if that happens, and we really have the opportunity to maximize this value sooner, we’ll take it.

Bruce Klein - Credit Suisse — Analyst

Got it. Thanks, guys. Appreciate it.

George Glatfelter - Glatfelter — Chairman & CEO

You’re welcome.

Operator

Thank you. Your next question is coming from Bruce Wilcox of Cumberland Associates. Please go ahead.

Bruce Wilcox - Cumberland Associates — Analyst

Good morning, folks. Just a couple of hodge-podge. On the timber sales, how many acres are associated with the $150 million forecast over two to four years? Is that pretty much the entirety of the 75,000 acres?

George Glatfelter - Glatfelter — Chairman & CEO

That’s the 55,000 number that we had talked about before.

Bruce Wilcox - Cumberland Associates — Analyst

Okay, that’s fine. And the other 20 you are just don’t have any particular plans for?

George Glatfelter - Glatfelter — Chairman & CEO

Well, at this point, we are looking at that other 20, and making the determination whether they are strategic to the operations of the Spring Grove facility, and more recently, that of Chillicothe as well.

Bruce Wilcox - Cumberland Associates — Analyst

Okay.

George Glatfelter - Glatfelter — Chairman & CEO

If we determined they’re not strategic, I think it’s reasonable to assume we would put them on the market actively as well, although I think it’s also safe to recognize that the value of that remaining 20,000 does not approach the higher value of the 55 we talked about.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. Fair enough. And then if I — I just wanted — I should know this, but I wanted to make sure I clarify. The $0.56 or so, $0.55 normalized earnings for ‘06, that includes the annual plant turn-arounds, right?

John Jacunski - Glatfelter — Senior VP & CFO

Yes, that does.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. So that’s — I’m sort of taking that as the baseline, and if I’m going astray here, you need to correct me, but it sounds like we’ve got — volumes and prices can change certainly, but if that is the base, then you pick up $0.45 to $0.50 of accretion from Chillicothe, and at the run rate $9 million sort of reckon that at about $0.10 to $0.12 a share. So it looks like on a normalized basis, knowing what we know today, we’ve got earnings power, not a forecast, well over a buck. Is that fair?

John Jacunski - Glatfelter — Senior VP & CFO

Well, I don’t want to comment specifically on that. I think we said earlier that we had $0.03 of accretion from Chillicothe in 2006. That would make the accretion on top of the $0.55, $0.42 to $0.47. Certainly, the Lydney acquisition, based on the operating income, would add some earnings to that, and as you stated, market conditions can affect volume and pricing. Energy costs and raw material input costs can certainly affect that. But I think if you’re just doing the math, that you’d get to about that number.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. And is there anything in sort of the baseline $56 that would be meaningfully variable, knowing what you know today, aside from the Chillicothe and Lydney accretion aspects that we’ve talked about?

John Jacunski - Glatfelter — Senior VP & CFO

We have certainly energy and raw material cost inputs. Pulp prices are higher today than they were a year ago. We’ve spoken previously about the coal contract at our Spring Grove facility. That is about a $6 million cost higher in 2007 than in 2006. So those are sort of the general areas where things could be different.

Bruce Wilcox - Cumberland Associates — Analyst

Okay. All right. That’ll do. Thank you. Pretty exciting quarter. Thanks a lot.

John Jacunski - Glatfelter — Senior VP & CFO

Thanks.

Operator

Thank you. Your next question is coming from [Mark Divario] of Zion Global. Please go ahead.

Mark Divario - Zion Global — Analyst

Good morning, gentlemen.

George Glatfelter - Glatfelter — Chairman & CEO

Good morning.

Mark Divario - Zion Global — Analyst

I had a couple of one-off questions. Could you just remind me what the tax rate’s going to look like here in ‘07?

John Jacunski - Glatfelter — Senior VP & CFO

We expect our effective rate to be about 35%, and our cash rate to be closer to 20%.

Mark Divario - Zion Global — Analyst

Okay. Looking at these big maintenance hit here, is this a level that is higher than your maintenance hit in ‘06 for the two mills?

John Jacunski - Glatfelter — Senior VP & CFO

It’s about the same as ‘06. The components are a little bit different. As Dante mentioned, we have much higher pulp prices that have increased that above what we would view to be more of a normalized rate, but it is about the same as what we experienced in ‘06. Our ‘06 impacts, I think, was $0.25 a share, and we’ve guided to $0.22 to $0.24 for 2007.

Mark Divario - Zion Global — Analyst

Okay. And is one of the mills down in the first quarter or one in the second or how does this play out?

John Jacunski - Glatfelter — Senior VP & CFO

No, they’re both in the second. One — [multiple speakers.]

Mark Divario - Zion Global — Analyst

— both in the second quarter. Okay. Now the coal costs you mentioned was up $6 million year-over-year. What about the — on the pulp side, could you remind me how many tons a year you’re buying now with the recent acquisitions folded in? What is your purchase pulp tonnage, and what might the average cost per ton run year-over-year?

John Jacunski - Glatfelter — Senior VP & CFO

Well, I don’t have a cost per ton number for you for. We’ll see where prices go this year. They’re certainly higher today than they were a year ago. We would normally buy, I would say, 50,000, 75,000 tons a year of purchased pulp. We’re probably a little bit above that now because of Chillicothe. And as we’ve mentioned previously, we’re working out our fiber balance and optimizing the cost position of that facility, so it’s a little bit higher than our typical run rate.

Mark Divario - Zion Global — Analyst

And the accretion from Chillicothe would be expected to accelerate dramatically in the second half of the year? That back end loaded $0.45, $0.50 number amid the third, fourth quarter item?

John Jacunski - Glatfelter — Senior VP & CFO

Yes. We certainly would expect it to be higher in the second half than the first half, and expect to ramp up as we move through the year, yes.

Mark Divario - Zion Global — Analyst

Okay. The final question would be with regards to the Lydney facility which will be — did I hear you say the comment that it was break-even? Was that — did that come out in your comments earlier?

John Jacunski - Glatfelter — Senior VP & CFO

Yes, from a operating comp perspective, yes.

Mark Divario - Zion Global — Analyst

Okay. And that would be after factoring in interest expense?

John Jacunski - Glatfelter — Senior VP & CFO

No, that’s operating income basis.

Mark Divario - Zion Global — Analyst

Okay. And it would be moving progressively up during the year toward that $9 million or $11 million EBITDA run rate in the fourth quarter. But I’m wondering because it’s so close, might it be in the red for a quarter or two related to the integration cost element that you mentioned in your press release as well?

John Jacunski - Glatfelter — Senior VP & CFO

Yes. I think if you factor in the integration costs that we mentioned as part of that, then I think the answer’s yes.

Mark Divario - Zion Global — Analyst

Okay. And the final question related to a follow-up on the book paper pricing, which others had raised, is much of your tonnage on a contractual basis? Might there be tonnage coming off at some point over the next quarter or so that might have to be adjusted to what seems to be a little bit weaker tone overall to the uncoated paper markets?

Dante Parrini - Glatfelter — Exec. VP & COO

Mark, this is Dante. We do have contractual relationships with a number of our larger book publishing customers, both at the publisher level and the printer level. I would say that the way pricing is handled in those contracts varies from quarter to quarter type pricing with some escalators built in. That’s the most normal convention. We do have other customers that basically just float with the market.

Mark Divario - Zion Global — Analyst

But we shouldn’t be expecting any dramatic adjustments based on the tone of your comments? You’re looking more or less at stable pricing going forward here?

Dante Parrini - Glatfelter — Exec. VP & COO

I would say in the near term, we see stable pricing. What happens in the outquarters is largely predicated on a variety of external factors that I don’t have a clear crystal ball for.

Mark Divario - Zion Global — Analyst

Sure. Great. Thanks for the information.

Dante Parrini - Glatfelter — Exec. VP & COO

Yes.

Operator

Thank you. [OPERATOR INSTRUCTIONS]. Your next question is coming from Christopher Chun of Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Hi. Actually it’s Mark Wilde. I’ve just got a few final questions I wanted to run past you. Dante, I wonder, moving away from George’s three most important things, if we can talk a little about Asia. I have two questions there. One is any more thoughts on China? I know you’ve been spending a bit of time over there . Also in Asia, I wonder in the addition of Lydney gives you any opportunities to further leverage that Abaca pulp mill that you have down in the Philippines?

Dante Parrini - Glatfelter — Exec. VP & COO

Okay. Certainly, Asia is an important part of the world, and as our markets expand and our global footprint expands, it gives us a better purview of where opportunities and threats, quite honestly, may lie. So that’s still an active part of evaluating our business, and I have nothing specific past that to comment on. In terms of having the opportunity to leverage our Abaca pulp mill in the Philippines, that’s certainly an opportunity because the Lydney mill does use Abaca fiber as well to make their Food and Beverage products, and that’s part of the work that will be taking place this year to assess how we optimize our supply chain among many other parts of the Composite Fibers business unit.

Mark Wilde - Deutsche Bank — Analyst

Right. And on both of those counts, what percent of your business would be sold into Asia broadly right now, Dante?

Dante Parrini - Glatfelter — Exec. VP & COO

I’m not sure that we’ve disclosed that in the past, but it varies by segment. But clearly, the Lydney acquisition gave us better entree into the subcontinent for certain. Sri Lanka, India, which are very large tea-consuming nations. I don’t have an exact percentage off the tip of my tongue, but it’s still a relatively small number compared to our total global turnover.

Mark Wilde - Deutsche Bank — Analyst

Okay. And with the Abaca mill, would that be like an incremental debottlenecking you might do down there?

Dante Parrini - Glatfelter — Exec. VP & COO

Yes.

Mark Wilde - Deutsche Bank — Analyst

And you would assume that if all of a sudden, you can supply that internally rather than buying it on the open market, it could have a material impact?

Dante Parrini - Glatfelter — Exec. VP & COO

Potentially. Not to get into a long dissertation about how Abaca fiber is traded and then who the players in the pulp market are, but that’s clearly part of the analysis that we’re going through right now.

Mark Wilde - Deutsche Bank — Analyst

Okay. Switching gears a little bit, we’ve got a couple of large deals. One in the commodity white paper business, and another one that just got announced in the specialty white paper business that’ll be closing over the next month or two. Has this created any opportunities for you up to this point? Are you hearing from customers who are a little uncertain about what this might mean for them in their business?

Dante Parrini - Glatfelter — Exec. VP & COO

I would say that in general, the marketplace does not like uncertainty. So to the extent that we’ve been able to demonstrate that our production volumes are back at or above targeted levels, and that our ability to serve the market is much improved versus mid ‘06, and that we’re a committed supplier to our chosen markets. That clearly positions us well to capitalize on opportunities. And I would suspect that as things play out over the next 60 to 90 days, that there will be more active dialogue around that, and I like where we’re positioned.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then last question for John Jacunski, I don’t want to waltz around on a pinhead here in terms of what may happen in ‘07, but it is fair to say when we think about sort of full-year ‘07 versus full year ‘06, there ought to be some impact, kind of residual impact, because we’ve now got a full year of the EURO Program in place, rather than the EURO Program ramping as we went through ‘06. Is that fair?

John Jacunski - Glatfelter — Senior VP & CFO

Mark, we didn’t have that much of a ramp in ‘06. It was a little bit of a ramp, but Dante mentioned in his comments that we generated $8.3 million of benefits in the EURO Program in 2006, and we did $2 million in the fourth quarter. So it wasn’t — there was a little bit of a ramp, but it wasn’t that great.

Mark Wilde - Deutsche Bank — Analyst

So there’s really not much year-over-year carry over benefit there?

John Jacunski - Glatfelter — Senior VP & CFO

No, I don’t believe so.

Mark Wilde - Deutsche Bank — Analyst

Any thoughts, you guys, just in terms of the potential for further pricing and some of the uncoated white paper markets? I noticed that some competitors are still reporting operating losses, and it looks like pulp prices are continuing to move up.

Dante Parrini - Glatfelter — Exec. VP & COO

Yes, Mark, this is Dante. I’d say just to reiterate previously stated comments as it pertains to the end coated presheet space. Our pricing’s stable and has held up through Q4, and based on where we see, I would say in the near term, we still would comment that it’s stable pricing. I think there are certain events that are outside of our sphere of influence that will have, potentially, a significant and material impact on the supply and demand balance, and depending on how those things may play out and where pulp pricing goes, that will certainly have an influence on pricing dynamics. But that’s not something that we see or can control.

Mark Wilde - Deutsche Bank — Analyst

Yes, I understand that. All right. That’s a good answer. Listen, good luck with the first quarter.

Dante Parrini - Glatfelter — Exec. VP & COO

Thank you.

Mark Wilde - Deutsche Bank — Analyst

And with the year.

Dante Parrini - Glatfelter — Exec. VP & COO

Thanks, Mark.

Operator

Thank you. That does conclude today’s Glatfelter’s fourth quarter earnings conference call. You may now disconnect your lines at this time, and have a wonderful day.